Exhibit 5(a)

[PPL Letterhead]

June 14, 2018

PPL Electric Utilities

Two North Ninth Street

Allentown, PA 18101-1179

Ladies and Gentlemen:

I am Senior Counsel of PPL Services Corporation, an affiliate of PPL Electric Utilities Corporation, a Pennsylvania corporation (the “Company”). In this capacity, I have acted as counsel to the Company in connection with the issuance and sale of $400,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 4.15% Series due 2048 (the “Bonds”). The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-223142-04, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and related prospectus, dated February 22, 2018, as supplemented by the prospectus supplement dated June 11, 2018, relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”).

The Bonds are being issued under an Indenture, dated as of August 1, 2001, of the Company to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and supplemented and as further supplemented by Supplemental Indenture No. 20 thereto (the “Supplemental Indenture”), dated as of June 1, 2018, providing for the Bonds (such Indenture, as so supplemented, being referred to herein as the “Indenture”). The Bonds are being sold pursuant to the Underwriting Agreement, dated June 11, 2018 (the “Underwriting Agreement”), among the Company and BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

In connection with such issuance and sale, I, or Company attorneys under my supervision, have examined:

(a) The Indenture, including the Supplemental Indenture and the Officer’s Certificate pursuant to Section 301 of the Indenture, establishing certain terms of the Bonds;

(b) The Bonds;

(c) The Amended and Restated Articles of Incorporation and the Bylaws of the Company, in each case as in effect on the date hereof;

(d) The resolutions of the Board of Directors of the Company, adopted by unanimous written consent, dated May 31, 2018;

(e) The steps and proceedings in connection with the authorization of the Indenture, the Supplemental Indenture and the Bonds;

(f) The Underwriting Agreement;

(g) The Securities Certificate No. S-2017-2626901 filed by the Company with the Pennsylvania Public Utility Commission in connection with the issuance of the Bonds and the registration of said Securities Certificate; and

(h) The Registration Statement and the Prospectus.

In such examination, I have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to me, the conformity with the originals of all such materials submitted to me as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to me as originals, the genuineness of all signatures and the legal capacity of all natural persons.

Based upon such examination and representations made to me by Company attorneys under my supervision, upon my familiarity with the Company, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that the Bonds have been duly authorized by the Company and that, when the Bonds have been executed and delivered by the Company and authenticated and delivered by the Trustee in the manner provided for in the Indenture, and have been delivered against payment therefor as contemplated in the Underwriting Agreement, the Bonds will be valid and binding obligations of the Company, except to the extent limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws or by other laws now or hereafter in effect relating to or affecting the enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (regardless of whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and consideration of public policy, and federal or state security law limitations on indemnification and contribution.

I am a member of the Pennsylvania and New York Bars and do not hold myself out as an expert on the laws of any other state. In rendering its opinion to you of even date herewith, Pillsbury Winthrop Shaw Pittman LLP may rely as to matters of Pennsylvania law addressed or encompassed herein upon this letter as if it were addressed directly to it.

I express no opinion as to matters of compliance with the “blue sky” laws or similar laws relating to the sale or distribution of the Bonds by any underwriters or agents.

I hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission and the incorporation thereof by reference into the Registration Statement and to the use of my name under the caption “Validity of the Bonds” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Frederick C. Paine

Frederick C. Paine